Exhibit 2

FIRST SUPPLEMENTAL INDENTURE

To

Indenture (For Unsecured Subordinated Debt Securities), dated as of September 1, 2006

Dated as of November 19, 2012

FIRST SUPPLEMENTAL INDENTURE, dated as of November 19, 2012, between NEXTERA ENERGY CAPITAL HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Florida (formerly known as FPL Group Capital Inc and referred to herein as the “Company”), NEXTERA ENERGY, INC., a corporation duly organized and existing under the laws of the State of Florida (formerly known as FPL Group, Inc. and referred to herein as the “Guarantor”) and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (formerly known as The Bank of New York and referred to herein as the “Trustee”) under that certain Indenture (For Unsecured Subordinated Debt Securities), dated as of September 1, 2006, among the Company, the Guarantor and the Trustee, as it has been supplemented to date and as it will be supplemented hereby (the “Indenture”).

WHEREAS, the Company issued the following Securities under the Indenture:

$350,000,000 aggregate principal amount of the Company’s Series A Enhanced Junior Subordinated Debentures due 2066, all of which remain Outstanding as of the date hereof;

$350,000,000 aggregate principal amount of the Company’s Series B Enhanced Junior Subordinated Debentures due 2066, $338,955,000 aggregate principal amount of which remains Outstanding as of the date hereof;

$400,000,000 aggregate principal amount of the Company’s Series C Junior Subordinated Debentures due 2067, $380,195,000 aggregate principal amount of which remains Outstanding as of the date hereof;

$250,000,000 aggregate principal amount of the Company’s Series D Junior Subordinated Debentures due 2067, all of which remain Outstanding as of the date hereof;

$375,000,000 aggregate principal amount of the Company’s Series F Junior Subordinated Debentures due 2069, all of which remain Outstanding as of the date hereof;

$400,000,000 aggregate principal amount of the Company’s Series G Junior Subordinated Debentures due March 1, 2072, all of which remain Outstanding as of the date hereof;

$350,000,000 aggregate principal amount of the Company’s Series H Junior Subordinated Debentures due June 15, 2072, all of which remain Outstanding as of the date hereof; and

$500,000,000 aggregate principal amount of the Company’s Series I Junior Subordinated Debentures due November 15, 2072, all of which remain Outstanding as of the date hereof.

WHEREAS, pursuant to Section 1201 of the Indenture, the Company, the Guarantor and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 1201 without the consent of the Holders of any of the Securities at the time Outstanding, including to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other changes to the provisions of the Indenture or to add other provisions with respect to matters or questions arising under the Indenture, provided that such other changes or additions shall not adversely affect the interests of the Holders of Securities of any series in any material respect.

WHEREAS, this First Supplemental Indenture adds agreements between the parties hereto regarding matters arising under the Indenture, which agreements will not adversely affect the interests of the Holders of Securities of any series in any material respect.

NOW, THEREFORE, in consideration of the foregoing premises, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II

SUPPLEMENT TO THE INDENTURE

Section 2.1                                    Supplemental Agreements.  The Indenture is hereby supplemented as follows:

(a)                                 Electronic Instructions Given to the Trustee pursuant to the Indenture.  As between the parties hereto, the Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods.  In the absence of gross negligence or willful misconduct, the Trustee’s understanding of any such instructions or directions as may be given by the Company or the Guarantor pursuant to this paragraph shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions or directions notwithstanding that such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction received by the Trustee after it has acted in compliance with the prior unsecured e-mail, facsimile transmission, or direction or instruction provided by other similar unsecured electronic methods.  The Company or the Guarantor (as applicable) providing electronic instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions or directions, and the risk of interception and misuse of such electronic instructions or directions by third parties.

(b)                                 WAIVER OF JURY TRIAL.  EACH OF THE COMPANY, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED THEREBY.

(c)                                  Consequential Damages; Uncontrollable Circumstances.  As between the parties hereto, (i) in no event shall the Trustee be responsible or liable for consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of proceeding brought against the Trustee; and (ii) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to (a) resume performance as soon as practicable under the circumstances; and (b) maintain its computer (hardware and software) services in good working order.

ARTICLE III

MISCELLANEOUS

Section 3.1                                    Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

Section 3.2                                    Multiple Originals.  The parties hereto may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.3                                    Headings.  The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

NextEra Energy Capital Holdings, Inc.,
as Issuer

By:	/s/ Aldo Portales
Name: Aldo Portales
Title: Assistant Treasurer

NextEra Energy, Inc.,
as Guarantor

By:	/s/ Aldo Portales
Name: Aldo Portales
Title: Assistant Treasurer

The Bank of New York Mellon,
as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President